                   POLICY MANAGEMENT SYSTEMS CORPORATION
                          401(K) RETIREMENT PLAN


                           FINANCIAL STATEMENTS
                        AND SUPPLEMENTAL SCHEDULES


              for the years ended December 31, 1992 and 1991

                  With Report of Independent Accountants

                   Policy Management Systems Corporation
                          401(k) Retirement Plan

         INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                __________

                                                            Page

Report of Independent Accountants                             1

Financial Statements:

     Statements of Net Assets Available for Plan
       Benefits as of December 31, 1992 and 1991             2-3

     Statements of Changes in Net Assets Available for
        Plan Benefits for the years ended
        December 31, 1992 and 1991                           4-5

     Notes to Financial Statements                          6-11


Supplemental Schedules:

     Form 5500, Item 27(a) - Schedule of Assets Held
         for Investment Purposes, December 31, 1992           12

     Form 5500, Item 27(d) - Schedule of Reportable
        Transactions for the year ended December 31, 1992     13

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Administrative Committee of
  Policy Management Systems Corporation
  401(k) Retirement Plan

     We have audited the accompanying statement of net assets available for Plan benefits of the Policy Management Systems Corporation 401(k) Retirement Plan (the "Plan") as of December 31, 1992, and the related statement of changes in net assets available for Plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The statement of net assets available for Plan benefits of the Policy Management Systems Corporation 401(k) Retirement Plan as of December 31, 1991, and the related statement of changes in net assets available for Plan benefits for the year then ended were audited by other auditors whose report dated June 29, 1992 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1992 financial statements referred to above present fairly, in all material respects, the net assets available for Plan benefits of the Plan at December 31, 1992, and the changes in net assets available for Plan benefits for the year then ended, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

Atlanta, Georgia
October 24, 1994


                                  POLICY MANAGEMENT SYSTEMS CORPORATION
                                          401(k) RETIREMENT PLAN
                           STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                         as of December 31, 1992


                                                     U.S.     Puritan     Magellan                 PMSC
                                        Loan      Government   Mutual      Mutual      Bond        Stock
                                        Fund       Reserves     Fund        Fund       Fund        Fund          Total
ASSETS

Investments, at current value:
  Short-term investments                         $   29,355  $       96  $       82            $   446,835    $   476,368
  Mutual Funds                                    4,222,440   3,653,006   5,345,807                            13,221,253
  Bonds                                                                              $124,750                     124,750
  Common Stock                                                                                  13,577,885     13,577,885
         Total Investments                        4,251,795   3,653,102   5,345,889   124,750   14,024,720     27,400,256

Receivables:
  Accrued interest & dividends                                                         21,379                      21,379
  Transfers receivable                               (6,033)     (2,624)    (19,191)      (79)      28,294            367
  Loans receivable                    $ 217,777       4,271      (2,414)     (1,731)                   (25)       217,878
  Employer contributions receivable                                                                126,054        126,054
  Employee contributions receivable                   5,249       4,526        (985)                28,815         37,605
         Total Receivables              217,777       3,487        (512)    (21,907)   21,300      183,138        403,283

Cash                                                     38          27          41                  1,242          1,348
Other Assets                                                                                         8,802          8,802

         Total Assets                   217,777   4,255,320   3,652,617   5,324,023   146,050   14,217,902     27,813,689


LIABILITIES

Accounts payable                                     12,095       3,767       1,911                126,801        144,574
Accrued forfeitures                                     328                                        573,498        573,826
         Total Liabilitie                            12,423       3,767       1,911                700,299        718,400

Net assets available
   for plan benefits                  $ 217,777  $4,242,897  $3,648,850  $5,322,112  $146,050  $13,517,603    $27,095,289


The accompanying notes are an integral part of these financial statements.



                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                      as of December 31, 1991

                                                      U.S.      Puritan     Magellan                PMSC
                                          Loan      Government   Mutual      Mutual      Bond       Stock
                                          Fund       Reserves     Fund        Fund       Fund       Fund      Total
ASSETS

Investments, at current value:
  Short-term investments               $  28,815  $   36,081  $   17,893  $   41,805  $  3,798  $   17,302  $   145,694
  Mutual funds                                     4,803,802   2,390,943   3,691,265                         10,886,010
  Bonds                                                                                111,925                  111,925
  Common stock                                                                                   7,924,825    7,924,825
        Total Investments                 28,815   4,839,883   2,408,836   3,733,070   115,723   7,942,127   19,068,454

Receivables:
  Accrued interest and dividends                      20,194                            12,985                   33,179
  Transfers receivable                      (382)        109          51       1,178    (3,601)      4,100        1,455
  Loans receivable                       145,902      16,028       3,662       7,683                 1,555      174,830
  Employer contributions receivable                                                                 45,329       45,329
  Employee contributions receivable                  (47,600)     (5,330)     45,410                 7,064         (456)
        Total Receivables                145,520     (11,269)     (1,617)     54,271     9,384      58,048      254,337

Cash                                          25     136,982      41,333      60,958        84      20,299      259,681
Other Assets
Transfer from other plans

        Total Assets                     174,360   4,965,596   2,448,552   3,848,299   125,191   8,020,474   19,582,472

LIABILITIES

Accounts payable                                       3,609       3,767       1,911                 4,718       14,005
Accrued distributions                                571,801      96,269     134,609     3,725     157,923      964,327
Accrued forfeitures                                    8,370         418       1,045       300     224,423      234,556
Accrued loan disbursements                28,456         246         395         613                (1,254)      28,456

        Total Liabilities                 28,456     584,026     100,849     138,178     4,025     385,810    1,241,344

Net assets available
    for plan benefits                  $ 145,904  $4,381,570  $2,347,703  $3,710,121  $121,166  $7,634,664  $18,341,128


The accompanying notes are an integral part of these financial statements.


                      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                   for the year ended December 31, 1992


                                                   U.S.       Puritan     Magellan                PMSC
                                        Loan    Government    Mutual       Mutual      Bond       Stock
                                        Fund     Reserves      Fund         Fund       Fund       Fund         Total
Additions to net assets
  attributed to:
 Investment Income:
   Net appreciation (depreciation)
     in market value                                        $  114,693  $ (380,047) $   1,737  $ 2,386,358   $ 2,122,741
   Dividends and interest            $     208  $  157,712     323,080     722,213      5,334        1,689     1,210,236
                                           208     157,712     437,773     342,166      7,071    2,388,047     3,332,977

 Cash Contributions:
   Employer                                                                                      1,341,057     1,341,057
   Employee                                        977,344     998,004   1,497,506                 684,779     4,157,633
                                                   977,344     998,004   1,497,506               2,025,836     5,498,690

 Transfers from other plans                        156,629                             27,888    1,773,816     1,958,333
 Transfers                              67,045    (786,942)    161,439     269,470       (310)     359,865        70,567
 Loan related transfers                (56,651)     35,385      19,469      31,730                  12,163        42,096

      Total Additions                   10,602     540,128   1,616,685   2,140,872     34,649    6,559,727    10,902,663

Deductions (Additions) from net assets
 attributed to:
   Distributions                        19,110   1,191,776     380,953     620,601     12,050      793,381     3,017,871
   Forfeitures                                      (7,139)       (418)     (1,045)      (300)     (17,642)      (26,544)
   Loan disbursements                  (94,169)     33,077      13,617      15,364                   3,436       (28,675)
   Other deductions                     13,788      32,888      17,655      28,570      1,740       55,536       150,177
      Total Deductions                 (61,271)  1,250,602     411,807     663,490     13,490      834,711     3,112,829

Net increases (decreases), before
 change in accounting principle         71,873    (710,474)  1,204,878   1,477,382     21,159    5,725,016     7,789,834
Cumulative effect of a change in
 accounting principle                              571,801      96,269     134,609      3,725      157,923       964,327
Net increases (decreases)               71,873    (138,673)  1,301,147   1,611,991     24,884    5,882,939     8,754,161

Net assets available for plan benefits
    Beginning of year                  145,904   4,381,570   2,347,703   3,710,121    121,166    7,634,664    18,341,128
    End of year                      $ 217,777  $4,242,897  $3,648,850  $5,322,112  $ 146,050  $13,517,603   $27,095,289


The accompanying notes are an integral part of these financial statements.


                      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                   for the year ended December 31, 1991

                                                     U.S.      Puritan    Magellan                 PMSC
                                         Loan     Government   Mutual      Mutual       Bond       Stock       ASA
                                         Fund      Reserves     Fund        Fund        Fund       Fund        Fund       Total
Additions to net assets attributed to:

 Investment Income:
    Net appreciation (depreciation)
     in market value                                         $  205,803  $  379,013             $2,519,468  $         $ 3,104,284
    Dividends and interest                       $   99,396      80,363     250,553  $  40,369     (29,470)   87,505      528,716
                                                     99,396     286,166     629,566     40,369   2,489,998    87,505    3,633,000
  Cash Contributions:
    Employer                                                                                     1,488,759              1,488,759
    Employee                                      1,269,286     899,797   1,208,846       (650)    428,713              3,805,992
                                                  1,269,286     899,797   1,208,846       (650)  1,917,472              5,294,751


Transfers from other plans            $ 245,238   3,564,128     637,565   1,424,015   (239,335)    414,471   279,018    6,325,100
Loan related transfers                 (110,658)     71,339      12,086      23,669                  4,123     6,821        7,380

      Total Additions                   134,580   5,004,149   1,835,614   3,286,096   (199,616)  4,826,064   373,344   15,260,231

Deductions (Additions) from net assets
 attributed to:
    Distributions                                 1,138,234     188,078     317,774     16,028     620,911   395,037    2,676,062
    Forfeitures                                      42,426         362         443       (396)    172,156   (25,019)     189,972
    Loan disbursement                   (40,100)     39,845       7,855      10,696                  3,554     3,326       25,176
    Other deductions                     28,776      (8,377)        295         911       (650)        103                 21,058
      Total Deductions                  (11,324)  1,212,128     196,590     329,824     14,982     796,724   373,344    2,912,268

Net increases (decreases)               145,904   3,792,021   1,639,024   2,956,272   (214,598)  4,029,340             12,347,963
Net assets available for plan
 benefits:
    Beginning of year                               589,549     708,679     753,849    335,764   3,605,324              5,993,165

    End of year                       $ 145,904  $4,381,570  $2,347,703  $3,710,121  $ 121,166  $7,634,664  $         $18,341,128


The accompanying notes are an integral part of these financial statements.


                                   NOTES TO FINANCIAL STATEMENTS
                                              _______

1.   Establishment of Plan

     The Board of Directors of Policy Management Systems Corporation (the "Company") established the Policy Management Systems Corporation 401(k) Retirement Plan (the "Plan") to provide a before-tax savings retirement program for all eligible employees of the Company. The Plan, which became effective on April 1, 1990, replaced the retirement plan portion of the Stock Purchase Savings Program for Employees of Policy Management Systems Corporation. Also, the related retirement plans of Advanced System Application, Inc. (ASA) and Mandat Computer Corporation (MDC), both wholly-owned subsidiaries of the Company, were merged into the Plan effective January 1, 1991 and July 1, 1991, respectively. The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

     On December 31, 1992 the Stock Purchase Savings Program for Employees of Policy Management Systems Corporation was merged into the Plan and all the assets available to Participants were transferred into the Plan. The Plan merger was recorded in the Statement of Changes in Net Assets Available for Plan Benefits by reflecting the transfer of assets of $1,958,333 from the Stock Purchase Savings Program for employees of Policy Management Systems Corporation as a single line item.

2.   Plan Description

     General

     The following description of the Plan is provided for general information purposes only. Participants should refer to the plan document for a more complete description of the Plan's provisions.

     Eligibility

     All employees of the Company and its participating affiliates, who are U.S. citizens or U.S. residents, who have attained the age of 18, and who have completed any six-consecutive-month period of employment during which they have completed at least 500 Hours of Service are eligible to participate in the Plan. A Participant who chooses not to enroll in the Plan when they are first eligible may elect to participate at a later date, in accordance with the terms of the Plan.

                                              _______

2.   Plan Description, Continued:

     Contributions

     Prior to the merger of the Stock Purchase Savings Program into the Plan, Participants could make before-tax contributions through payroll deductions, in two percent increments, of up to 10% of their eligible earnings. In no event, however, could the before-tax contributions for a calendar year exceed the lesser of 10% of the Participant's eligible earnings or the dollar limit established by law.

     Subsequent to the merger of the Stock Purchase Savings Program into the Plan, Participants may make contributions through payroll deductions, in two percent increments, of up to 10% of their eligible earnings on either a before-tax basis or an after-tax basis ("Basic Before-Tax and After-Tax Contributions"), or a combination of both. In addition, Participants may elect to make Additional Before-Tax or After-Tax Contributions of 2% or 4%. Additional Contributions are not eligible for Employer Matching Contributions. The Participant's combined Basic and Additional Before-Tax and After-Tax Contributions may not exceed 10% of a Participant's eligible earnings.

     Prior to the merger of the Stock Purchase Savings Program into the Plan, each calendar month the Company contributed a matching amount equal to 50% of a Participant's first 6% of contributions. Subsequent to the merger of the Stock Purchase Savings Program into the Plan, the Company will contribute a matching amount equal to 50% of a Participant's first 6% of Basic Before-Tax Contributions or Basic After-Tax Contributions, but not both. The Company will not match any Additional Before-Tax Contributions or any Additional After-Tax Contributions. The Employer Matching Contribution is allocated to the Participant's account as of December 31 each year only if the Participant is actively employed on December 31 and has worked 1,000 or more hours during the Plan Year. The Employer Matching Contributions are invested by the Trustee in Policy Management Systems Corporation common stock.

     Investment Elections

     Each Participant is required to submit an election form to the Plan Administrator designating the allocation of the Participant's contributions among the Plan's investment funds in multiples of 5%. In addition, Participants may change the investment of contributions and may move their vested balances among investment funds once each quarter effective at the beginning of each calendar quarter if they notify the Plan

                                              _______

2.   Plan Description, Continued:

     Administrator in writing at least 30 days prior to the effective date of the change.

     In addition to the contributions specified above, Participants who receive a qualified distribution under section 401(a) of the Internal Revenue Code of 1986 as amended (the "Code"), from any other tax qualified plan, may have all or part of such distribution transferred into the Plan. Such rollover contributions are subject to tax regulations imposed by the Code.

     Vesting

     A Participant is always 100% vested in his or her Before-Tax Contribution Account, After-Tax Contribution Account and Rollover Account. A Participant will become fully vested in his or her Employer Matching Contribution Account when the first of the following occurs: the Participant obtains five years of Credited Service; the Participant reaches his or her Normal Retirement Date; the Participant becomes Permanently Disabled; or on the date of the Participant's death.

     Forfeiture Allocations

     All Participant forfeitures are used to reduce future Employer Matching Contributions to the Plan.

     Benefit Payments

     Prior to the merger of the Stock Purchase Savings Program into the Plan, the Plan required that a Participant's Before-Tax Contributions, Rollover Contributions and vested Employer Matching Contributions remain in the Plan until the Participant's death, permanent disability, legal retirement age or termination of employment, unless a withdrawal of such funds qualified as a "hardship" withdrawal or Qualified Domestic Relations Order (QDRO). Eligible Participants could, however, request a loan from their vested Before-Tax and Rollover Accounts. A Participant's After-Tax Contributions, if any, were available for inservice withdrawal. All distributions from the Plan were made in the form of cash and or securities as credited to a Participant's account.

     Subsequent to the merger of the Stock Purchase Savings Program into the Plan, the Participant's After-Tax Contributions may be withdrawn at any time upon written request of the

                                              _______

2.   Plan Description, Continued:

     Participant. In addition, a Participant may withdraw all or any part of his or her vested Employer Contributions transferred to the Plan from the Stock Purchase Savings Program and the vested Employer Matching Contributions on his or her Basic After-Tax Contributions, but only to the extent that such contributions have been in the Plan or the Stock Purchase Savings Program for at least two full Plan Years after the Plan Year in which such contributions were made.

     Administrative Fees

     Administrative expenses of the Plan may be paid out of Plan assets if not paid by the Company.


3.   Significant Accounting Policies

     Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

     Change in Accounting Method

     In accordance with guidance issued by the American Institute of Certified Public Accountants in 1993, the Plan has changed its method of accounting for distributions such that all amounts elected to be withdrawn and distributed from the Plan by participants are no longer recorded as a liability in the Statement of Net Assets Available for Plan Benefits. The effect of the change was to increase the net assets available for plan benefits as of January 1, 1992 by $964,327. As of December 31, 1992, $15,909 has been allocated to accounts of persons who have withdrawn from participation in the earnings and operations of the Plan, but for which disbursement of those funds from the Plan has not yet been made. The following is a reconciliation to the amounts reported on Form 5500:

                                              _______

3.   Significant Accounting Policies, Continued:

         Net assets available for plan
           benefits as stated in the
           financial statements                 $ 27,095,289

         Less: Distributions payable                 (15,909)

         Net assets available for plan
           benefits per Form 5500               $ 27,079,380

     In addition, the report differs from the Form 5500 by the same amount for benefit payments on the Statement of Changes in Net Assets.

     Investments

     The Plan invests in open-ended funds managed by Fidelity Investments with the exception of the PMSC Stock Fund. Each fund is valued at quoted market prices to determine a current fund value. Investments in securities for which exchange quotations are readily available are valued at the last sale price, or, if no sale, at the closing bid price. Debt securities are valued in the same manner or in some other manner, if, in the opinion of the Board of Trustees, such other manner would more accurately reflect the fair value of such debt securities. Short-term investments are valued either at amortized cost or original cost plus accrued interest, both of which approximate market value.

     The Plan's investments, including the related party interest in Policy Management Systems Corporation common stock, are held by a bank-administered trust fund. The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

4.   Tax Status

     The Plan is intended to be qualified under Sections 401(k) and 401(a) of the Code. The Company has not yet received a determination letter from the Internal Revenue Service. In the opinion of management, the Plan was designed and is operated in a manner that qualified it for tax-exempt status.

                                              _______

5.   Termination of Plan

     The Company expects and intends to continue the Plan in force indefinitely, but has reserved the right to amend or terminate the Plan as necessary. If the Plan were to be terminated, Participants would become fully vested and all assets of the Plan would be distributed to the individual Participants based upon the vested balances in their individual account at date of termination.

6.   Subsequent Event

     In April 1993, litigation was commenced against the Company and certain of its present and former officers and directors in the United States District Court for the District of South Carolina, Columbia Division. In the litigation, which is a class action on behalf of purchasers of the Company's common stock between March 18, 1992 and July 8, 1993, the plaintiffs allege that the Company failed to prepare its financial statements in accordance with generally accepted accounting principles and omitted to disclose certain information regarding, among other things, its business and prospects in violation of the Federal securities laws, the South Carolina Code and common law. The Company believes it has meritorious defenses to the claims and is vigorously defending the litigation. The plaintiffs seek unspecified compensatory damages, legal fees and litigation costs.

     In June 1993, the Securities and Exchange Commission ("SEC") commenced a formal investigation into possible violations of the Federal securities laws in connection with the Company's public reports and financial statements, as well as trading in the Company's securities. The SEC has issued a formal order of investigation which provides the SEC staff with the power to subpoena documents and to compel testimony in connection with their investigation. The Company is cooperating with the SEC in connection with the investigation.

                                       SUPPLEMENTAL SCHEDULES


                               POLICY MANAGEMENT SYSTEMS CORPORATION
                                       401(k) RETIREMENT PLAN
                           FORM 5500, ITEM 27(a)-SCHEDULE OF ASSETS HELD
                                      FOR INVESTMENT PURPOSES
                                         December 31, 1992
                                                                                    Current
Identity of Issue     Description of Investment                           Cost       Value
Fidelity              4,222,440 units Fidelity Money Market Trust
U.S. Government       Retirement Government Money Market Portfolio    $ 4,222,440  $ 4,222,440
Reserves
                      29,355 units First Union Master Reserve Trust        29,355       29,355


Fidelity              247,829 units Fidelity Puritan Fund, Inc.         3,358,624    3,653,006
Puritan Fund
                      96 units First Union Master Reserve Trust                96           96


Fidelity              84,841 units Fidelity Magellan Fund, Inc.         5,366,735    5,345,807
Magellan Fund
                      82 units First Union Master Reserve Trust                82           82


Series EE Bonds       249,500 units United States Savings Bonds,          124,750      124,750
Account               Series EE


PMSC                  162,606 shares Policy Management Systems
Stock Fund            Corporation Common Stock *                        7,461,888   13,577,600

                      446,835 units First Union Master Reserve Trust      446,835      446,835

                      152 shares The Seibels Bruce Group
                      Incorporated Common Stock                             1,723          285


                                                                      $21,012,528  $27,400,256

*Indicates party-in-interest to the Plan.


Note:
The First Union Master Reserve Trust represents funds held in a money market account for the purpose of paying administrative expenses related to the purchasing and selling of investments.



                               POLICY MANAGEMENT SYSTEMS CORPORATION
                                       401(k) RETIREMENT PLAN
                    FORM 5500, ITEM 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS
                                FOR THE YEAR ENDED DECEMBER 31, 1992
                                                                                       Value of
Identity of                                                                            Asset on
Party                                                         Selling      Cost of    Transaction    Net Gain
Involved          Description of Assets                        Price        Asset         Date        (Loss)
Fidelity U.S.     Purchases:
Government        1,814,047 units First Union Master
Reserves            Reserve Trust                         $      -       $1,814,047  $1,814,047   $      -
Fund
                  Sales:
                  1,820,793 units First Union Master
                    Reserve Trust                          1,820,793      1,820,793   1,820,793          -

                  1,557,580 units Fidelity U.S. Government
                    Reserves                               1,557,580      1,557,580   1,557,580          -

Fidelity          Purchases:
Puritan           1,087,414 units First Union Master
Fund                Reserve Trust                                -        1,087,414   1,087,414          -

                  94,939 units Fidelity Puritan Fund, Inc.       -        1,385,955   1,385,955          -

                  Sales:
                  1,105,211 units First Union Master
                    Reserve Trust                          1,105,211      1,105,211   1,105,211          -

Fidelity          Purchases:
Magellan          1,709,649 units First Union Master
Fund                Reserve Trust                                -        1,709,649   1,709,649          -

                  37,360 units Fidelity Puritan Fund, Inc.       -        2,450,738   2,450,738          -

                  Sales:
                  1,751,372 units First Union Master
                    Reserve Trust                          1,751,372      1,751,372   1,751,372

PMSC Common       Purchases:
Stock Fund        2,065,963 units First Union Master
                    Reserve Trust                                -        2,065,963   2,065,963          -

                  32,377 units Policy Management Systems
                    Corporation Common Stock*                    -        2,260,910   2,260,910          -

                  Sales:
                  2,047,308 units First Union Master
                    Reserve Trust                          2,047,308      2,047,308   2,047,308          -



* Indicates party-in-interest to the Plan.
